UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2012

OPENTABLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34357	94-3374049
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

799 Market Street, 4th Floor, San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 344-4200

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On January 3, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of OpenTable, Inc. (the “Company”) approved certain adjustments to the compensation arrangements for Matthew Roberts, President and Chief Executive Officer of the Company, Duncan Robertson, Chief Financial Officer of the Company, and Michael Dodson, Senior Vice President, Sales of the Company.

Matthew Roberts.  Pursuant to the terms of an amended and restated offer letter agreement, dated January 3, 2012, by and between the Company and Mr. Roberts, effective January 1, 2012, Mr. Roberts will continue to receive an annual base salary of $500,000.  Subject to the discretion of the Board and Mr. Roberts’ continued employment, Mr. Roberts will be eligible to receive grants of equity awards on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

If Mr. Roberts’ employment by the Company is terminated by the Company without cause or Mr. Roberts experiences a constructive termination, Mr. Roberts’ January 22, 2010 option to purchase 72,000 shares of Company common stock (the “CFO Option”) will immediately become fully vested and exercisable with respect to all of the unvested shares subject thereto as of the date of Mr. Roberts’ termination of employment.  In addition to the acceleration of the vesting of the CFO Option, if Mr. Roberts’ employment by the Company is terminated by the Company without cause or Mr. Roberts experiences a constructive termination, in each case, within the 12 months following a change in control, he will receive the following severance benefits: (1) 12 months’ base salary; (2) up to 12 months’ COBRA coverage and (3) after giving effect to the acceleration of the CFO Option, Mr. Roberts’ unvested and outstanding equity awards shall vest and, if applicable, become exercisable and all restrictions thereupon lapse with respect to that number of unvested shares subject to each such equity award that would have vested had his employment continued for a period of 12 months following the date of his termination of employment.  Mr. Roberts must timely execute and fail to revoke a release of all claims against the Company in order to be eligible for any severance benefits.

The foregoing description of Mr. Roberts’ amended and restated offer letter agreement is qualified in its entirety by the text of the agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Duncan Robertson.  Pursuant to the terms of an amended and restated offer letter agreement, dated January 4, 2012, by and between the Company and Mr. Robertson, effective January 1, 2012, Mr. Robertson will continue to receive an annual base salary of $300,000.  Subject to the discretion of the Board and Mr. Robertson’s continued employment, Mr. Robertson will be eligible to receive grants of equity awards on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

If Mr. Robertson’s employment by the Company is terminated by the Company without cause or Mr. Robertson experiences a constructive termination, in each case, within the twelve months following a change in control of the Company, he will receive the following severance benefits: (1) six months’ base salary; (2) up to six months’ COBRA coverage and (3) Mr. Robertson’s unvested and outstanding equity awards shall vest and, if applicable, become exercisable and all restrictions thereupon lapse with respect to that number of unvested shares subject to each such equity award that would have vested had his employment continued for a period of six months following the date of his termination of employment.  Mr. Robertson must timely execute and fail to revoke a release of all claims against the Company in order to be eligible for any severance benefits.

The foregoing description of Mr. Robertson’s amended and restated offer letter agreement is qualified in its entirety by the text of the agreement, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Michael Dodson.  The Compensation Committee approved a 2012 base salary of $400,000 and a 2012 target bonus opportunity of $200,000 for Mr. Dodson.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Amended and Restated Offer Letter Agreement, dated January 3, 2012, by and between OpenTable, Inc. and Matthew Roberts.
99.2	Amended and Restated Offer Letter Agreement, dated January 4, 2012, by and between OpenTable, Inc. and Duncan Robertson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2012	OPENTABLE, INC.

	By:	/s/ John Orta
John Orta
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amended and Restated Offer Letter Agreement, dated January 3, 2012, by and between OpenTable, Inc. and Matthew Roberts.
99.2	Amended and Restated Offer Letter Agreement, dated January 4, 2012, by and between OpenTable, Inc. and Duncan Robertson.